Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) to be filed on or about August 30, 2010 pertaining to the La Jolla Pharmaceutical Company 2010 Equity Incentive Plan and the La Jolla Pharmaceutical Company 1995 Employee Stock Purchase Plan of our report dated April 15, 2010 with respect to the consolidated financial statements of La Jolla Pharmaceutical Company included in its Annual Report (Form 10-K) for the year ended December 31, 2009 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Diego, California
August 30, 2010